UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C.  20549


                               FORM 8-K
                            CURRENT REPORT


 Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

                   Date of Report:  August 21, 1997
                  (Date of earliest event reported)

                       COMMUNITY BANK SYSTEM, INC.
       (Exact name of registrant as specified in its charter)

       Delaware                   0-11716                 16-1213679
(State or other Jurisdiction (Commission File Number)  (I.R.S. Employer
   of incorporation)                                Identification number)

              5790 Widewaters Parkway, DeWitt, New York  13214
             (Address of principal executive offices)  (Zip Code)

                      Registrant's telephone number
                  including area code:  (315) 445-2282

                             Not Applicable
     (Former name or former address, if changed since last report)

Items 1 - 4.                Not Applicable

Item 5.                     Other Events

Newsrelease dated August 21, 1997 announcing the declaration of quarterly dividend to shareholders of $.20 per share on its Common Stock.

NEWS RELEASE




COMMUNITY BANK SYSTEM, INC.                              For further information
5790 Widewaters Parkway, DeWitt, New York  13214                 please contact:


                                                       David G. Wallace, SVP and
                                                         Chief Financial Officer
                                                           Office:  315/445-2282
                                                              Fax:  315/445-2997

FOR IMMEDIATE RELEASE



                 COMMUNITY BANK SYSTEM, INC. INCREASES DIVIDEND


         SYRACUSE, NY, August 21, 1997 ---- Community Bank System, Inc. (Nasdaq/NMS: CBSI) announced that its Board of Directors approved an increased quarterly cash dividend of $.20 per share on its Common Stock, which will be payable October 10, 1997 to shareholders of record September 15, 1997.
         Sanford A. Belden, President and Chief Executive Officer, stated that this action reflects a $.02 per share or 11.1% increase compared to a $.015 per share or 9.1% increase approved one year ago. Prior to this most recent action, the dividend yield on the Company's stock was 2.5% based on the August 18, 1997 closing price of $28.75.
         CBSI is a registered bank holding company based in DeWitt, New York, with assets in excess of $1.6 billion. Its wholly-owned banking subsidiary, Community Bank, N.A., has 68 customer facilities offering a broad range of financial services to both retail and commercial customers located throughout Northern New York, the Finger Lakes Region, the Southern Tier, and Southwestern New York. CBSI is also parent to Benefit Plans Administrative Services, Inc.
(BPAS), a pension actuarial and recordkeeping firm located in Utica, New York, serving sponsors of defined benefit and defined contribution plans.
                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Community Bank System, Inc.
                                             (Registrant)


                                    by:  /s/ Sanford A. Belden
                                         Sanford A. Belden
                                         President and
                                         Chief Executive Officer



August 21, 1997